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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 1, 2008

THUNDER MOUNTAIN GOLD, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-08429	91-1031075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5248 W. Chinden, Boise, Idaho	83714
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 208-658-1037

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873 (11-06)   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Item 3.02 Unregistered Sales of Equity Securities.

On May 1, 2008, Thunder Mountain Gold, Inc. initiated a private offering of securities solely to accredited investors. The offering completed consisted of 2,775,000 Units priced at $0.20 each. Each Unit consisted of a share of common stock, $0.001 par value, and a warrant to purchase common stock for $0.40 per share. The offering was oversold by 11% of the planned offering of 2,500,000 Units. As a result of completion of the offering, a total of 2,775,000 shares of common stock, $0.001 par value, and warrants to acquire 2,775,000 shares of common stock were issued to the purchasers. There were no registration rights granted in connection with the offering. Pennaluna and Company, of Coeur d’Alene, Idaho acted as the placement agent for approximately 60% of the funds raised in the Private Placement and was paid a commission of $33,000. The total amount reported on the previous 8K that was raised before expenses was $550,000. Because of a banking error and the Company’s access to funds, the correct amount raised before expenses was $555,000.

The offering terminated on July 18, 2008.

The offering was believed exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) the Securities Act of 1933, as amended.  The securities offered, and to be sold and issued in connection with the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

SIGNATURES

FORM 8-K

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 THUNDER MOUNTAIN GOLD, INC.

                   (Registrant)

  By: /s/ E. JAMES COLLORD

  -------------------------------------------------

E.  James Collord

President, Director and Chief Executive Officer

Date:  August 28, 2008